                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                        VULCAN INTERNATIONAL CORPORATION
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    929136109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  929136109                                           Page 1 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

              The PNC Financial Services Group, Inc.   25-1435979

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    Pennsylvania

      Number of Shares     5)  Sole Voting Power                          70,616

      Beneficially Owned   6)  Shared Voting Power                         9,800

      By Each Reporting    7)  Sole Dispositive Power                     47,978

      Person With          8)  Shared Dispositive Power                   19,700

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person   80,416*

                                                    *See the response to Item 4.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      See Instructions                                            [ ]

      11) Percent of Class Represented by Amount in Row (9)       8.00

      12) Type of Reporting Person   (See Instructions)           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                        VULCAN INTERNATIONAL CORPORATION
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    929136109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  929136109                                           Page 2 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

              PNC Bancorp, Inc.   51-0326854

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [  ]

          b)  [  ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    Delaware

      Number of Shares            5)  Sole Voting Power                   51,616

      Beneficially Owned          6)  Shared Voting Power                  9,800

      By Each Reporting           7)  Sole Dispositive Power              47,978

      Person With                 8)  Shared Dispositive Power              700

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person   61,416*

                                                    *See the response to Item 4.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      See Instructions                                           [ ]

      11) Percent of Class Represented by Amount in Row (9)      6.11

      12) Type of Reporting Person   (See Instructions)          HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                        VULCAN INTERNATIONAL CORPORATION
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    929136109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 929136109                                            Page 3 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

              PNC Bank, National Association   22-1146430

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    United States

      Number of Shares     5)  Sole Voting Power                          51,616

      Beneficially Owned   6)  Shared Voting Power                         9,800

      By Each Reporting    7)  Sole Dispositive Power                     47,978

      Person With          8)  Shared Dispositive Power                      700

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person   61,416*

                                                    *See the response to Item 4.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      See Instructions                                             [ ]

      11) Percent of Class Represented by Amount in Row (9)        6.11

      12) Type of Reporting Person (See Instructions)              BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                        VULCAN INTERNATIONAL CORPORATION
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    929136109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 666762109                                            Page 4 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

              J.J.B. Hilliard, W.L. Lyons, Inc.   61-0734935

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    Kentucky

      Number of Shares           5)  Sole Voting Power                    19,000

      Beneficially Owned         6)  Shared Voting Power                     -0-

      By Each Reporting          7)  Sole Dispositive Power                  -0-

      Person With                8)  Shared Dispositive Power             19,000

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person   19,000*

                                                    *See the response to Item 4.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      See Instructions                                            [ ]

      11) Percent of Class Represented by Amount in Row (9)       1.89

      12) Type of Reporting Person   (See Instructions)           IA

                                                               Page 5 of 7 Pages

ITEM 2(a) - NAME OF PERSON FILING:

      The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.;
      PNC Bank, National Association; and J.J.B. Hilliard, W.L. Lyons, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The PNC Financial Services Group, Inc. - One PNC Plaza,
      249 Fifth Avenue, Pittsburgh, PA  15222-2707

      PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304,
      Wilmington, DE  19801

      PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

      J.J.B. Hilliard, W.L. Lyons, Inc. - 501 South 4th Avenue,
      Louisville, KY  40202-2517

ITEM 2(c) - CITIZENSHIP:

      The PNC Financial Services Group, Inc. - Pennsylvania

      PNC Bancorp, Inc. - Delaware

      PNC Bank, National Association - United States

      J.J.B. Hilliard, W.L. Lyons, Inc. - Kentucky

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

(b) [X] Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

(e) [X] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [X] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a) Amount Beneficially Owned:                                    80,416 shares*

(b) Percent of Class:                                                       8.00

(c) Number of shares to which such person has:

        (i)  sole power to vote or to direct the vote                     70,616

       (ii)  shared power to vote or to direct the vote                    9,800

      (iii)  sole power to dispose or to direct the disposition of        47,978

       (iv)  shared power to dispose or to direct the disposition of      19,700

*Of the shares reported herein, 19,000 shares are in accounts at J.J.B.
 Hilliard, W.L. Lyons, Inc. With the balance of 61,416 shares in accounts at PNC Bank, National Association, all held in a fiduciary capacity.

                                                               Page 6 of 7 Pages

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

J.J.B. Hilliard, W.L. Lyons, Inc. - IA (indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.)


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2004
--------------------------------------------------
Date

By: /s/ Joan L. Gulley
--------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
--------------------------------------------------
Joan L. Gulley, Vice President
--------------------------------------------------
Name & Title


February 10, 2004
--------------------------------------------------
Date

By: /s/ Maria C. Schaffer
--------------------------------------------------
Signature - PNC Bancorp, Inc.
Maria C. Schaffer, Executive Vice President
--------------------------------------------------
Name & Title


February 10, 2004                                               February 10, 2004
---------------------------------------------------             ----------------------------------------------
Date                                                            Date

By: /s/ Joan L. Gulley                                          By: /s/ James R. Allen
---------------------------------------------------             ----------------------------------------------
Signature - PNC Bank, National Association                      Signature - J.J.B. Hilliard, W. L. Lyons, Inc.
---------------------------------------------------             ----------------------------------------------
Joan L. Gulley, Executive Vice President                        James R. Allen, President
---------------------------------------------------             ----------------------------------------------
Name & Title                                                    Name & Title


                    ANAGREEMENT TO FILE A JOINT STATEMENT FOR
                     THE PNC FINANCIAL SERVICES GROUP, INC.,
              PNC BANCORP, INC. AND PNC BANK, NATIONAL ASSOCIATION
                WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G

                                                               Page 7 of 7 Pages

                                                                       EXHIBIT A


                                    AGREEMENT

                                February 10, 2004

         The undersigned hereby agrees to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of Class A common stock issued by Vulcan International Corporation.

         The undersigned states that it is entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         The undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information contained therein but is not responsible for the completeness or accuracy of the information concerning the other joint filers.

         This Agreement applies to any amendments to Schedule 13G.

                                            J.J.B. HILLIARD, W.L. LYONS, INC.


                                            BY: /s/ James R. Allen
                                                -----------------------------
                                                James R. Allen, President